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                                                                    EXHIBIT 23.1

                          INDEPENDENT AUDITORS' CONSENT

The Board of Directors
Brand Intermediate Holdings, Inc.:



We consent to the use of our report dated September 6, 2002 with respect to the consolidated balance sheet of Brand Intermediate Holdings, Inc. (formerly DLJ Brand Holdings, Inc.) and subsidiaries as of December 31, 2001 and the related consolidated statements of operations, stockholder's equity (deficit), and cash flows for each of the years in the two year period ended December 31, 2001, included herein and to the reference to our firm under the heading "Experts" in the prospectus.

/s/ KPMG LLP

St.  Louis, Missouri
October 10, 2003